EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-147043) pertaining to the Patriot Coal Corporation 2007 Long-Term Equity Incentive Plan and/or the Patriot Coal Corporation Employee Stock Purchase Plan of our reports dated February 29, 2008, with respect to the consolidated financial statements of Patriot Coal Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2007.
Our audits also included the financial statement schedule of Patriot Coal Corporation listed in Item 15(a). This schedule is the responsibility of Patriot Coal Corporation’s management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.
/s/ Ernst & Young LLP
St. Louis, Missouri
March 10, 2008